Exhibit 99.1

                                                    CONTACT:  Mary K. Talbot
                                                              (401) 245-8819


                      Strong Loan, Deposit Growth Push
                      --------------------------------
              Slade's Ferry's Operating Income Up Nine Percent
              ------------------------------------------------

      SOMERSET, Mass. (April 14, 2004) -- Slade's Ferry Bancorp, (NASDAQ small cap: SFBC) parent company of Slade's Ferry Trust Company, announced earnings for the first quarter of 2004 reached $645,994, an increase over both net income and operating income compared to the first quarter of 2003.

      Diluted earnings per share (EPS) reached $0.16 per share in the first quarter of 2004, compared to a loss of $0.17 per share in the first quarter of 2003.

      By comparison, the Company reported a net loss of $692,180 in the first quarter of 2003. That loss was the result of a $1.28 million charge taken in accordance with a change in state legislation, which denied the deduction for dividends received from real estate investment trusts retroactively to 1999. Operating income in the first quarter of 2003 (excluding the charge) was $592,886.

      Income before taxes increased $331,762 during the first quarter of 2004, predominately as a result of an increase in total interest and dividend income. Total interest and dividend income increased 8.3 percent in the first quarter of 2004, primarily as a result of an increase in the volume of loans and subsequent increase in interest and fees associated with
those loans.   The increase is attributable to the Bank's strong efforts to promote its loan products since early last year. Total loans have climbed $90 million in the last 15 months, including a $17.2 million increase in the first quarter of 2004.

      "We are starting to see some of the initiatives we began in 2003 positively impacting our balance sheet," said President and CEO Mary Lynn Lenz. "Our deposits are growing, our loans are growing and I would say our reputation for a wide product array and attentive customer service is establishing itself."

      Aggressive marketing of new and existing deposit products also resulted in strong deposit growth. Deposits have grown by 20 percent, an increase of $67 million, topping the $400-million mark at March 31, 2004. Core deposits grew by $34 million, a 10.1 percent increase since year-end. During the first quarter of 2004, the Company issued $10.3 million in trust-preferred securities, providing the Company with additional regulatory capital that will be used to fund continued growth of the institution.

      During the first quarter of 2004, asset quality continued to improve. Total nonperforming assets at March 31, 2004 were $210,000, compared to $407,000 at year-end 2003, a 48.4 percent improvement. Nonperforming loans represented 0.03 percent of total loans at the end of the first quarter 2004, compared to 0.12 percent of total loans at the end of 2003.

      Total stockholders' equity at March 31, 2004 was $43.7 million versus $42.7 million at December 31, 2003, an increase of 2.4 percent, or $1.0 million. Both the company and the bank maintain capital levels sufficient to be considered "well-capitalized" under applicable regulatory capital guidelines and requirements.

      The Board of Directors also declared a dividend of $0.09 per share, payable on April 16, 2004 to stockholders of record as of March 19, 2004.

      Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With more than $513 million in assets and 10 retail branches in Southeastern Massachusetts, Slade's Ferry Bancorp is a trusted community partner. Traded on the NASDAQ Small Cap Market as SFBC, Slade's Ferry Bancorp can also be found on the web at www.sladesferry.com and in six Massachusetts communities - Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

                                    # # #

This new release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the strength of the company's capital and asset quality. Other such statements may be identified by words such as "believes," "will," "expects," "project," "may," "developments," "strategic," "launching," "opportunities," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions. These statements are based upon the current beliefs and expectations of Slade's Ferry Bancorp's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectation expressed in our forward-looking statements: (1) enactment of adverse government regulations (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and specifically the strength of the New England economics may be different than expected, resulting in, among other things, a deterioration in overall credit quality and borrowers' ability to service and repay loans, or a reduced demand for credit, including the resultant effect on the Bank's loan portfolio, levels of charge-offs and non-performing loans and allowance for loan losses; (4) changes in the interest rate environment may reduce interest margins and adversely impact net interest income and (5) changes in assumptions used in making such forward-looking statements. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Slade's Ferry Bancorp's actual results could differ materially from those discussed. All subsequent written and oral forward-looking statements attributable to Slade's Ferry Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. Slade's Ferry Bancorp does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the forward-looking statements are made.

                            SLADE'S FERRY BANCORP
                         CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)
                                    AS OF


                                                     MARCH 31,       DECEMBER 31,
ASSETS:                                                 2004             2003
---------------------------------------------------------------------------------

Cash and deposits with other banks                  $ 18,531,706     $ 18,642,370
Money market mutual funds                                182,335           63,539
Federal funds sold                                    66,000,000        4,000,000
---------------------------------------------------------------------------------
      Cash and Cash Equivalents                       84,714,041       22,705,909
Interest bearing time deposits with other banks          100,000          200,000
Securities held to maturity                            9,930,271       11,300,402
Securities available for sale                         42,833,205       47,162,852
Federal Home Loan Bank stock                           3,023,800        3,023,800
Loans (net) - Note A                                 348,774,965      331,496,525
Premises & equipment                                   5,846,273        5,894,736
Accrued interest receivable                            1,503,337        1,497,104
Goodwill                                               2,173,368        2,173,368
Cash surrender value of life insurance                11,143,583       10,980,879
Other assets                                           3,338,545        3,012,966
---------------------------------------------------------------------------------
TOTAL ASSETS                                        $513,381,388     $439,448,541
=================================================================================

LIABILITIES & STOCKHOLDERS' EQUITY:
Deposits                                            $400,275,674     $333,144,817
Advances from Federal Home Loan Bank                  56,089,327       60,474,864
Subordinated debentures                               10,310,000                0
Other liabilities                                      2,923,110        3,086,719
---------------------------------------------------------------------------------
      Total Liabilities                              469,598,111      396,706,400
Stockholders' equity:
Common stock                                              40,276           39,959
Paid in capital                                       29,105,262       28,609,206
Retained earnings                                     14,983,578       14,698,595
Accum. other comprehensive loss                         (345,839)        (605,619)
---------------------------------------------------------------------------------
      Total Stockholders' Equity                      43,783,277       42,742,141
---------------------------------------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY            $513,381,388     $439,448,541
=================================================================================

Note:  A-Loans is net of:
         Reserve for Loan Losses                    $  4,445,371     $  4,154,394
         Unearned Income                            $    526,158     $    443,393

                CONSOLIDATED STATEMENTS OF INCOME AND EXPENSE
                                 (UNAUDITED)
                          3 MONTHS ENDING MARCH 31,


                                                2004            2003
                                             -------------------------

INTEREST AND DIVIDEND INCOME:
Interest and fees on loans                   $4,892,175     $4,166,512
Interest and dividends on investments           529,496        848,949
Other interest                                   58,714         45,323
                                             -------------------------

      Total interest and dividend income      5,480,385      5,060,784
                                             -------------------------

INTEREST EXPENSE:
Interest on deposits                          1,122,289      1,227,793
Interest on other borrowed funds                594,871        317,493
Interest on subordinated debentures              16,250              0
                                             -------------------------
      Total interest expense                  1,733,410      1,545,286
                                             -------------------------

  Net interest and dividend income            3,746,975      3,515,498
Provision for loan losses                       246,215        141,000
                                             -------------------------
  Net interest and dividend income after
   provision for loan losses                  3,500,760      3,374,498
                                             -------------------------

OTHER INCOME:
Service charges on deposit accounts             268,837        255,437
Security gains (losses), net                     34,882        (40,918)
Other income                                    259,939        260,147
                                             -------------------------

      Total other income                        563,658        474,666
                                             -------------------------

OTHER EXPENSE:
Salaries and employee benefits                1,967,865      1,789,437
Occupancy expense                               231,365        262,981
Equipment expense                               147,078        123,165
Other expenses                                  764,172      1,051,405(1)
                                             -------------------------

      Total other expense                     3,110,480      3,226,988
                                             -------------------------
Income before income taxes                      953,938        622,176

Income taxes                                    307,944      1,314,356(1)
                                             -------------------------
      Net income                                645,994       (692,180)
Basic earnings (loss) per share              $     0.16     $    (0.18)
                                             =========================
Diluted earnings (loss) per share            $     0.16     $    (0.17)
                                             =========================

<F1>  The quarterly results of operations for the period ended March 31,
      2003 have been revised from that previously reported to remove the extraordinary item. The extraordinary item treatment previously presented was revised, and its individual components were presented as part of income tax expense, in the amount of $1,058,324 and included in other expense is interest of $226,742. See Footnote 20 to the Company's audited consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2003 filed with the U.S. Securities and Exchange Commission.